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                                                                    EXHIBIT 21.1

                              PACKAGED ICE, INC.
                               Subsidiary List

                               at June 11, 1997




1.      Mission Party Ice, Inc., a Texas corporation

2.      Southwest Texas Packaged Ice, Inc., a Texas corporation

3.      Southwestern Ice, Inc., a Texas corporation